CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees

Evergreen Municipal Trust

We consent to the use of our reports dated October 24, 2006 for Evergreen Florida Municipal Bond Fund, a series of Evergreen Municipal Trust, and July 24, 2006, except for Note 12 as to which the date is January 25, 2007 for Evergreen Municipal Bond Fund, a series of Evergreen Municipal Trust, which report includes an explanatory paragraph that states that the Evergreen Municipal Bond Fund has restated its financial statements and financial highlights as of and for the five-year period ended May 31, 2006 as discussed in Note 12, incorporated herein by reference and to the reference to our firm under the caption “FINANCIAL STATEMENTS” in the Prospectus/Proxy Statement.

/s/ KPMG LLP

Boston, Massachusetts

March 14, 2007